Filed electronically with the Securities and Exchange Commission on January 24, 2020.

1933 Act File No. 002-81105

1940 Act File No. 811-03632

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D. C. 20549

FORM N-1A

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933	| X |

Pre-Effective Amendment No.	|__|
Post-Effective Amendment No. 77	| X |
and/or

REGISTRATION STATEMENT UNDER THE INVESTMENT COMPANY ACT OF 1940	| X |

Amendment No. 77

Deutsche DWS Tax Free Trust (Exact Name of Registrant as Specified in Charter)

875 Third Avenue, New York, NY 10022-6225 (Address of Principal Executive Offices) (Zip Code)

Registrant’s Telephone Number, including Area Code: (212) 454-4500

John Millette Vice President and Secretary Deutsche DWS Tax Free Trust One International Place Boston, MA 02110 (Name and Address of Agent for Service)

Copy to: John S. Marten Vedder Price P.C. 222 N. LaSalle Street Chicago, Illinois 60601

It is proposed that this filing will become effective immediately upon filing pursuant to Rule 462(d) under the Securities Act of 1933, as amended.

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EXPLANATORY NOTE

Post-Effective Amendment No. 75 to the Registration Statement on Form N-1A (File No. 002-81105) (the “Registration Statement”) of Deutsche DWS Tax Free Trust was filed on September 26, 2019, pursuant to Rule 485(b) under the Securities Act of 1933, as amended (the “Securities Act”). This Post-Effective Amendment No. 77 is being filed pursuant to Rule 462(d) under the Securities Act solely for the purpose of filing Exhibit (j)(2) as an additional exhibit to Post-Effective Amendment No. 75 to the Registration Statement. This Post-Effective Amendment No. 77 does not modify any other part of the Registration Statement. Pursuant to Rule 462(d) under the Securities Act, this Post-Effective Amendment No. 77 shall become effective immediately upon filing with the Securities and Exchange Commission. The contents of Part A and Part B of Post-Effective Amendment No. 75 to the Registration Statement are incorporated herein by reference.

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PART C. OTHER INFORMATION

Item 28.	Exhibits

	(a)	(1)	Amended and Restated Declaration of Trust, dated June 2, 2008. (Incorporated by reference to Post-Effective Amendment No. 51 to the Registration Statement, as filed on September 26, 2008.)

		(2)	Amended and Restated Establishment and Designation of Series and Classes of Shares of Beneficial Interest, With $0.01 Par Value, dated January 22, 2009. (Incorporated by reference to Post-Effective Amendment No. 52 to the Registration Statement, as filed on September 28, 2009.)

		(3)	Amendment Statement of Change of Resident Agent, dated September 7, 2012. (Incorporated by reference to Post-Effective Amendment No. 58 to the Registration Statement, as filed on September 26, 2012.)

		(4)	Amended and Restated Establishment and Designation of Series and Classes of Shares of Beneficial Interest, With $0.01 Par Value, dated July 9, 2014. (Incorporated by reference to Post-Effective Amendment No. 62 to the Registration Statement, as filed on September 26, 2014.)

		(5)	Amendment of Amended and Restated Declaration of Trust, dated July 9, 2014. (Incorporated by reference to Post-Effective Amendment No. 62 to the Registration Statement, as filed on September 26, 2014.)

		(6)	Amended and Restated Establishment and Designation of Series and Classes of Shares of Beneficial Interest, With $0.01 Par Value, dated February 12, 2016. (Incorporated by reference to Post-Effective Amendment No. 66 to the Registration Statement, as filed on September 28, 2016.)

		(7)	Amended and Restated Establishment and Designation of Series and Classes of Shares of Beneficial Interest, With $0.01 Par Value, dated December 2, 2016. (Incorporated by reference to Post-Effective Amendment No. 68 to the Registration Statement, as filed on March 30, 2017.)

		(8)	Amendment, Statement of Change of Principal Office, dated February 9, 2018. (Incorporated by reference to Post-Effective Amendment No. 72 to the Registration Statement, as filed on July 27, 2018.)

		(9)	Amended and Restated Establishment and Designation of Series and Classes of Shares of Beneficial Interest, With $0.01 Par Value, dated May 16, 2018. (Incorporated by reference to Post-Effective Amendment No. 72 to the Registration Statement, as filed on July 27, 2018.)

		(10)	Amendment of Amended and Restated Declaration of Trust, dated May 16, 2018. (Incorporated by reference to Post-Effective Amendment No. 72 to the Registration Statement, as filed on July 27, 2018.)

		(11)	Amended and Restated Establishment and Designation of Series and Classes of Shares of Beneficial Interest, With $0.01 Par Value, dated July 11, 2018. (Incorporated by reference to Post-Effective Amendment No. 75 to the Registration Statement, as filed on September 26, 2019.)
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	(12)	Amended and Restated Establishment and Designation of Series and Classes of Shares of Beneficial Interest, With $0.01 Par Value, dated September 19, 2018. (Incorporated by reference to Post-Effective Amendment No. 73 to the Registration Statement, as filed on September 27, 2018.)

(b)		Amended and Restated Bylaws, dated December 1, 2015. (Incorporated by reference to Post-Effective Amendment No. 66 to the Registration Statement, as filed on September 28, 2016.)

(c)		Instruments defining the rights of shareholders, including the relevant portions of: the Amended and Restated Declaration of Trust, dated June 2, 2008, as amended through September 19, 2018 (see Section 5.2), and the Amended and Restated Bylaws, dated December 1, 2015 (see Article 9). (Incorporated by reference to exhibits (a)(1) through (a)(12) and exhibit (b) to this Registration Statement.)

(d)	(1)	Amended and Restated Investment Management Agreement between the Registrant and Deutsche Investment Management Americas Inc. (now known as DWS Investment Management Americas, Inc.), dated June 1, 2006. (Incorporated by reference to Post-Effective Amendment No. 49 to the Registration Statement, as filed on September 28, 2006.)

(e)	(1)	Master Distribution Agreement between the Registrant and DWS Investments Distributors, Inc. (now known as DWS Distributors, Inc.), dated January 13, 2010. (Incorporated by reference to Post-Effective Amendment No. 54 to the Registration Statement, as filed on August 2, 2010.)

	(2)	Appendix A, as amended September 1, 2018, to Master Distribution Agreement dated January 13, 2010. (Incorporated by reference to Post-Effective Amendment No. 73 to the Registration Statement, as filed on September 27, 2018.)

	(3)	Form of Selling Group Agreement. (Incorporated by reference to Post-Effective Amendment No. 73 to the Registration Statement, as filed on September 27, 2018.)

(f)		Not applicable.

(g)	(1)	Master Custodian Agreement between the Registrant and State Street Bank and Trust Company, dated November 17, 2008. (Incorporated by reference to Post-Effective Amendment No. 52 to the Registration Statement, as filed on September 28, 2009.)

	(2)	Amendment, effective as of January 20, 2017, to the Master Custodian Agreement dated November 17, 2008. (Incorporated by reference to Post-Effective Amendment No. 68 to the Registration Statement, as filed on March 30, 2017.)

	(3)	Appendix A, effective as of September 4, 2018, to Master Custodian Agreement dated November 17, 2008. (Incorporated by reference to Post-Effective Amendment No. 73 to the Registration Statement, as filed on September 27, 2018.)

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(h)	(1)	Agency Agreement between the Registrant and DWS Scudder Investments Service Company (now known as DWS Service Company), dated April 1, 2007. (Incorporated by reference to Post-Effective Amendment No. 50 to the Registration Statement, as filed on September 28, 2007.)

	(2)	Amendment No. 1 made as of July 13, 2016 to the Agency Agreement dated April 1, 2007. (Incorporated by reference to Post-Effective Amendment No. 66 to the Registration Statement, as filed on September 28, 2016.)

	(3)	Amended & Restated Shareholder Services Agreement for Class A and Class C Shares between the Registrant and DeAWM Distributors, Inc. (now known as DWS Distributors, Inc.), dated February 12, 2016. (Incorporated by reference to Post-Effective Amendment No. 66 to the Registration Statement, as filed on September 28, 2016.)

	(4)	Amended and Restated Administrative Services Agreement between the Registrant and Deutsche Investment Management Americas Inc. (now known as DWS Investment Management Americas, Inc.), dated May 16, 2018. (Incorporated by reference to Post-Effective Amendment No. 73 to the Registration Statement, as filed on September 27, 2018.)

	(5)	Sub-Administration and Sub-Accounting Agreement among State Street Bank and Trust Company and Deutsche Investment Management Americas Inc. (now known as DWS Investment Management Americas, Inc.), Scudder Fund Accounting Corporation, and Investment Company Capital Corp. dated April 1, 2003. (Incorporated by reference to Post-Effective Amendment No. 64 to the Registration Statement, as filed on September 28, 2015.)

	(6)	Amendment, effective as of January 20, 2017, to the Sub-Administration and Sub-Accounting Agreement dated April 1, 2003. (Incorporated by reference to Post-Effective Amendment No. 72 to the Registration Statement, as filed on July 27, 2018.)

	(7)	Amendment, effective as of June 29, 2018, to the Sub-Administration and Sub-Accounting Agreement dated April 1, 2003. (Incorporated by reference to Post-Effective Amendment No. 72 to the Registration Statement, as filed on July 27, 2018.)

	(8)	Schedule A, dated as of September 4, 2018, to Sub-Administration and Sub-Accounting Agreement dated April 1, 2003. (Incorporated by reference to Post-Effective Amendment No. 73 to the Registration Statement, as filed on September 27, 2018.)

	(9)	Form of Mutual Fund Rule 22c-2 Information Sharing Agreement between DWS Distributors, Inc. and certain financial intermediaries. (Incorporated by reference to Post-Effective Amendment No. 75 to the Registration Statement, as filed on September 26, 2019.)

	(10)	Form of Expense Limitation Agreement, dated October 1, 2007 between the Registrant and Deutsche Investment Management Americas Inc. (now known as DWS Investment Management Americas, Inc.) (Incorporated by reference to Post-Effective Amendment No. 75 to the Registration Statement, as filed on September 26, 2019.)

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(i)	(1)	Legal Opinion and Consent of Counsel with respect to Scudder Medium Term Tax Free Fund (now known as DWS Intermediate Tax-Free Fund.) (Incorporated by reference to Post-Effective Amendment No. 39 to the Registration Statement as filed on October 1, 2002).

	(2)	Legal Opinion and Consent of Counsel with respect to Class T shares of Deutsche Intermediate Tax/AMT Free Fund (now known as DWS Intermediate Tax-Free Fund.) (Incorporated by reference to Post-Effective Amendment No. 68 to the Registration Statement, as filed on March 30, 2017.)

(j)	(1)	Consent of Independent Registered Public Accounting Firm. (Incorporated by reference to Post-Effective Amendment No. 75 to the Registration Statement, as filed on September 26, 2019.)

	(2)	Consent of Independent Registered Public Accounting Firm. (Filed herein.)

(k)		Not applicable.

(l)		Not applicable.

(m)	(1)	Rule 12b-1 Plan for Scudder Medium Term Tax Free Fund (now known as DWS Intermediate Tax-Free Fund) – Class A Shares, dated December 29, 2000. (Incorporated by reference to Post-Effective Amendment No. 37 to the Registration Statement, as filed on December 29, 2000.)

	(2)	Rule 12b-1 Plan for Deutsche Intermediate Tax/AMT Free Fund (now known as DWS Intermediate Tax-Free Fund) – Class T Shares, dated December 2, 2016. (Incorporated by reference to Post-Effective Amendment No. 68 to the Registration Statement, as filed on March 30, 2017.)

	(3)	Amended and Restated Rule 12b-1 Plan for Deutsche Intermediate Tax/AMT Free Fund (now known as DWS Intermediate Tax-Free Fund) – Class C Shares, dated February 10, 2017. (Incorporated by reference to Post-Effective Amendment No. 68 to the Registration Statement, as filed on March 30, 2017.)

(n)		Amended and Restated Multi-Distribution System Plan, pursuant to Rule 18f-3, dated August 10, 2018. (Incorporated by reference to Post-Effective Amendment No. 73 to the Registration Statement, as filed on September 27, 2018.)

(o)		Reserved.

(p)	(1)	Code of Ethics - DWS – U.S., dated September 10, 2019. (Incorporated by reference to Post-Effective Amendment No. 75 to the Registration Statement, as filed on September 26, 2019.)

	(2)	DWS Funds and Germany Funds Code of Ethics, dated June 19, 2019. (Incorporated by reference to Post-Effective Amendment No. 75 to the Registration Statement, as filed on September 26, 2019.)

Item 29.	Persons Controlled by or under Common Control with the Fund

None.

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Item 30.	Indemnification

Article IV of the Registrant’s Amended and Restated Declaration of Trust (Exhibit (a)(1) hereto, which is incorporated herein by reference) (the “Declaration of Trust”) provides in effect that the Registrant will indemnify its officers and trustees under certain circumstances. However, in accordance with Sections 17(h) and 17(i) of the Investment Company Act of 1940, as amended (the “1940 Act”), and its own terms, said Article of the Declaration of Trust does not protect the Registrant’s officers and trustees against any liability to the Registrant or its shareholders to which such officer or trustee would otherwise be subject by reason of willful misfeasance, bad faith, gross negligence, or reckless disregard of the duties involved in the conduct of his or her office.

Each of the trustees who is not an “interested person” (as defined under the 1940 Act) of the Registrant (a “Non-interested Trustee”) has entered into an indemnification agreement with the Registrant, which agreement provides that the Registrant shall indemnify the Non-interested Trustee against certain liabilities which such Non-interested Trustee may incur while acting in the capacity as a trustee, officer or employee of the Registrant to the fullest extent permitted by law, now or in the future, and requires indemnification and advancement of expenses unless prohibited by law. The indemnification agreement cannot be altered without the consent of the Non-interested Trustee and is not affected by amendment of the Declaration of Trust. In addition, the indemnification agreement adopts certain presumptions and procedures which may make the process of indemnification and advancement of expenses, more timely, efficient and certain. In accordance with Section 17(h) of the 1940 Act, the indemnification agreement does not protect a Non-interested Trustee against any liability to the Registrant or its shareholders to which such Non-interested Trustee would otherwise be subject by reason of willful misfeasance, bad faith, gross negligence, or reckless disregard of the duties involved in the conduct of his or her office.

The Registrant has purchased insurance policies insuring its officers and trustees against certain liabilities which such officers and trustees may incur while acting in such capacities and providing reimbursement to the Registrant for sums which it may be permitted or required to pay to itsofficers and trustees by way of indemnification against such liabilities, subject to certain deductibles.

Item 31.	Business and Other Connections of Investment Advisor

During the last two fiscal years, no director or officer of DWS Investment Management Americas, Inc., the investment advisor, has engaged in any other business, profession, vocation or employment of a substantial nature other than that of the business of investment management and, through affiliates, investment banking.

Item 32.	Principal Underwriters

(a)

DWS Distributors, Inc. acts as principal underwriter of the Registrant’s shares and acts as principal underwriter for registered open-end management investment companies and other funds managed by DWS Investment Management Americas, Inc.

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(b)

Information on the officers and directors of DWS Distributors, Inc., principal underwriter for the Registrant, is set forth below. The principal business address is 222 South Riverside Plaza, Chicago, Illinois 60606-5808.

(1)	(2)	(3)
DWS Distributors, Inc. Name and Principal Business Address	Positions and Offices with DWS Distributors, Inc.	Positions and Offices with Registrant

JJ Wilczewski 222 South Riverside Plaza Chicago, IL 60606-5808	Director, President, CEO and Chairman of the Board	None

Bobby Brooks One International Place Boston, MA 02110-2618	Director and Vice President	None

Kristin Kulik-Peters 222 South Riverside Plaza Chicago, IL 60606-5808	Director and Vice President	None

Michael Hughes 222 South Riverside Plaza Chicago, IL 60606-5808	Director and Vice President	None

Nicole Grogan 875 Third Avenue New York, NY 10022-6225	Director and Vice President	None

Cynthia P. Nestle 875 Third Avenue New York, NY 10022-6225	Chief Operating Officer	None

Nancy Tanzil 875 Third Avenue New York, NY 10022-6225	Chief Financial Officer and Treasurer	None

Frank Gecsedi 875 Third Avenue New York, NY 10022-6225	Chief Compliance Officer	None

Anjie LaRocca 875 Third Avenue New York, NY 10022-6225	Secretary	None
Hepsen Uzcan 875 Third Avenue New York, NY 10022-6225	Assistant Secretary	President and Chief Executive Officer

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(c)       Not applicable.

Item 33.	Location of Accounts and Records

The accounts and records of the Registrant are located, in whole or in part, at the office of the Registrant and the following locations:

Advisor and Administrator (Accounting Agent, as applicable)	DWS Investment Management Americas, Inc. 875 Third Avenue New York, NY 10022-6225

DWS Investment Management Americas, Inc. One International Place Boston, MA 02110-2618

DWS Investment Management Americas, Inc. 5022 Gate Parkway Jacksonville, FL 32256-7019

Custodian and Sub-Administrator (Sub-Accounting Agent, as applicable)	State Street Bank and Trust Company State Street Financial Center One Lincoln Street Boston, MA 02111-2900

Sub-Transfer Agent	DST Systems, Inc. 333 West 11th Street Kansas City, MO 64105-1628

Distributor	DWS Distributors, Inc. 222 South Riverside Plaza Chicago, IL 60606-5808

Storage Vendor	Iron Mountain Incorporated 12646 NW 115th Avenue Medley, FL 33178-3179

Item 34.	Management Services

Not applicable.

Item 35.	Undertakings

Not applicable.

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SIGNATURES

As required by the Securities Act of 1933, this Registration Statement has been signed on behalf of the registrant, in the City of New York and the State of New York on the 17th day of January 2020.

DEUTSCHE DWS TAX FREE TRUST

By: /s/Hepsen Uzcan

       Hepsen Uzcan*

       President

As required by the Securities Act of 1933, the Registration Statement has been signed below by the following persons in the capacities indicated on January 17, 2020:

SIGNATURE	TITLE	DATE

/s/Hepsen Uzcan
Hepsen Uzcan*	President	January 17, 2020

/s/Diane Kenneally
Diane Kenneally	Chief Financial Officer and Treasurer	January 17, 2020

/s/John W. Ballantine
John W. Ballantine*	Trustee	January 17, 2020

/s/Dawn-Marie Driscoll
Dawn-Marie Driscoll*	Trustee	January 17, 2020

/s/Keith R. Fox
Keith R. Fox*	Chairperson and Trustee	January 17, 2020

/s/Richard J. Herring
Richard J. Herring*	Trustee	January 17, 2020

/s/William McClayton
William McClayton*	Trustee	January 17, 2020

/s/Rebecca W. Rimel
Rebecca W. Rimel*	Trustee	January 17, 2020

/s/William N. Searcy, Jr.
William N. Searcy, Jr.*	Trustee	January 17, 2020

*By:

/s/ Caroline Pearson

Caroline Pearson **

Chief Legal Officer

**	Attorney-in-fact pursuant to the powers of attorney previously filed.

DEUTSCHE DWS TAX FREE TRUST

EXHIBIT INDEX

(j)(2)

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